Tidal Commodities Trust I S-1/A

Exhibit 23.2

taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement filed on Form S-1 by Tidal Commodities Trust I of our report dated October 30, 2023, relating to our audit of the Statement of Assets and Liabilities of the Hashdex Bitcoin Futures ETF, a series of Tidal Commodities Trust I, as of October 24, 2023, included in this Form S-1.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 1, 2023

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529